Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2019 and 2018

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2019 and 2018

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 15, 2020

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except par value and share amounts)

	As of December 31, 2019	As of December 31, 2018
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,443 and $1,813)	$1,529	$1,815
Short-term investments, at fair value	33	43
Total investment portfolio	1,562	1,858
Loan receivable from affiliate	40	50
Cash	1	1
Premiums receivable, net of commissions payable	227	174
Deferred acquisition costs	235	250
Salvage and subrogation recoverable	86	45
Other assets (includes $3 and $- measured at fair value)	77	78
Total assets	$2,228	$2,456
Liabilities and shareholder’s equity
Unearned premium reserve	$790	$836
Loss and loss adjustment expense reserve	271	311
Other liabilities (includes $31 and $28 measured at fair value)	69	60
Total liabilities	1,130	1,207
Commitments and contingencies (see Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2019 and 2018)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2019 and 2018)	1	1
Additional paid-in capital	857	857
Retained earnings	160	390
Accumulated other comprehensive income, net of tax of $5 and $1	80	1
Total shareholder’s equity	1,098	1,249
Total liabilities and shareholder’s equity	$2,228	$2,456
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2019	2018
Revenues
Net earned premiums	$102	$120
Net investment income	62	67
Net realized investment gains (losses)	8	(4)
Net change in fair value of credit derivatives	(3)	12
Other income (loss)	(2)	(1)
Total revenues	167	194
Expenses
Loss and loss adjustment expenses	70	7
Amortization of deferred acquisition costs	30	36
Employee compensation and benefit expenses	12	12
Other operating expenses	8	6
Total expenses	120	61
Income (loss) before income taxes	47	133
Provision (benefit) for income taxes	2	2
Net income (loss)	$45	$131

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in millions)

	Year Ended December 31,
	2019	2018
Net income (loss)	$45	$131
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $4 and $(2)	77	(50)
Investments with other-than-temporary impairment, net of tax	2	(1)
Other comprehensive income (loss)	79	(51)
Comprehensive income (loss)	$124	$80

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2019 and 2018

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2017	$—	$1	$857	$384	$52	$1,294
Net income	—	—	—	131	—	131
Dividends	—	—	—	(125)	—	(125)
Other comprehensive loss	—	—	—	—	(51)	(51)
Balance at December 31, 2018	$—	$1	$857	$390	$1	$1,249
Net income	—	—	—	45	—	45
Dividends	—	—	—	(275)	—	(275)
Other comprehensive income	—	—	—	—	79	79
Balance at December 31, 2019	$—	$1	$857	$160	$80	$1,098

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2019	2018
Operating Activities
Net Income	$45	$131
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	5	4
Net realized investment losses (gains)	(8)	4
Change in deferred acquisition costs	15	(16)
Change in premiums receivable, net of premiums payable and commissions	(54)	(6)
Change in unearned premium reserve, net	(46)	49
Change in loss and loss adjustment expense reserve, net	(80)	(86)
Change in credit derivatives assets and liabilities, net	—	(8)
Other	6	3
Net cash flows provided by (used in) operating activities	$(117)	$75
Investing activities
Fixed-maturity securities:
Purchases	(139)	(246)
Sales	424	189
Maturities	87	103
Net sales (purchases) of short-term investments with original maturities of less than three months	10	(10)
Proceeds from repayment of loan to affiliate	10	10
Net cash flows provided by (used in) investing activities	392	46
Financing activities
Dividends paid	(275)	(125)
Net cash flows provided by (used in) financing activities	(275)	(125)
Increase (decrease) in cash	—	(4)
Cash at beginning of period	1	5
Cash at end of period	$1	$1
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$2	$2

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York insurance intermediary company.

AG Re and AGRO write business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of scheduled principal or interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

AGRO provides specialty insurance and reinsurance on transactions with similar risk profiles to its structured finance exposures written in financial guaranty form, and has provided financial guaranty reinsurance. The Company currently provides specialty insurance and reinsurance mainly for life insurance transactions and aircraft residual value insurance (RVI) transactions. The Company's specialty insurance and reinsurance offerings also include life reserve financing, and risk based capital and regulatory capital relief.

The Company’s affiliates, Assured Guaranty Corp. (AGC) and Assured Guaranty Municipal Corp. (AGM, and together with AGC, the affiliated ceding companies), account for all of the new financial guaranty reinsurance business written by the Company in 2019 and 2018.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statement of operations.

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 12, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Expected loss to be paid (insurance and credit derivatives)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5 and 6
Fair value measurement	Note 7
Investments and cash	Note 8
Credit derivatives	Note 9
Income taxes	Note 10
Loan receivable from affiliate	Note 12
Leases	Note 13
Commitments and contingencies	Note 13

Adopted Accounting Standards

Leases

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). The Company adopted Topic 842 on January 1, 2019 using the optional transition method that allows the Company to initially apply the new requirements at the effective date, with no revision to prior periods. See Note 13, Commitments and Contingencies, for additional information.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortened the amortization period for the premium on certain purchased callable debt securities to the earliest call date. This ASU was adopted on January 1, 2019, with no effect on the Company's consolidated financial statements.

Future Application of Accounting Standards

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets (e.g., reinsurance recoverables, premium receivables and held-to- maturity debt securities) and off-balance sheet exposures. That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment, which may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration, which requires the recognition of an initial allowance for credit losses. Under the new guidance, the amortized cost will be the purchase price plus the allowance at the acquisition date.

                The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities are to be applied using a modified retrospective approach, and purchased financial assets with credit deterioration are to be applied prospectively. The Company is adopting this ASU, including certain amendments, effective January 1, 2020. ASU 2016-13 will not have a material effect on shareholder's equity at the date of adoption.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•	improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,

•	simplify and improve the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts,

•	simplify the amortization of deferred acquisition costs, and

•	improve the effectiveness of the required disclosures.

This ASU does not affect the Company’s financial guaranty insurance contracts, but may affect its accounting for certain specialty (non-financial guaranty) contracts. In October 2019, the FASB affirmed its decision to defer the effective date of the ASU to January 1, 2022. The Company does not plan to adopt this ASU until January 1, 2022, and is currently assessing the impact of this ASU on its consolidated financial statements.

Simplification of the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

2.    Ratings

The financial strength ratings (or similar ratings) for AG Re and AGRO, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time. In addition, AG Re and AGRO periodically assess the value of each rating assigned to them, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC	A.M. Best Company, Inc.
AG Re	AA (stable) (11/7/19)	—
AGRO	AA (stable) (11/7/19)	A+ (stable) (7/12/19)

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AG Re and AGRO in the future.

For a discussion of the effects of rating actions on the affiliated ceding companies and, therefore, on the Company, see Note 5, Contracts Accounted for as Insurance, and Note 6, Reinsurance.

3.	Outstanding Exposure

The Company's outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. Until 2009, the Company also reinsured some financial guaranty contracts that were in credit derivative form, primarily credit default swaps (CDS). Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty insurance and reinsurance that is consistent with its risk profile and benefits from its underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company also provides specialty insurance and reinsurance on transactions without special purpose entities but with similar risk profiles to its structured finance exposures written in financial guaranty form.

Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's obligation to pay under its insurance of such transactions arises only if both the obligor on the underlying insured obligation and the primary financial guaranty insurer default. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary financial guaranty insurer and internally rates the transaction the higher of the rating of the underlying obligation and the rating of the primary financial guarantor. The second-to-pay insured par outstanding as of December 31, 2019 was $1.6 billion. The par on second-to-pay exposure where the ratings of the primary financial guaranty insurer and underlying insured transaction are below-investment-grade (BIG) was $16 million as of December 31, 2019.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of AGL's senior management and senior risk and surveillance officers, establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. The Portfolio Risk Management Committee is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty. All transactions in new asset classes or new jurisdictions must be approved by this committee. The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company's ceding companies, including the Company's affiliates AGM and AGC, also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies to the extent that the Company chooses to participate in the loss mitigation strategy.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Exposure

The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

The Company typically guarantees the payment of principal and interest when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any third-party reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

Gross debt service outstanding represents the sum of all estimated future principal and interest payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any third-party reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

The Company calculates its debt service outstanding as follows:

•
for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future principal and interest due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity;

•
for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and collateralized loan obligations (CLOs)), as total estimated expected future principal and interest due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of London Interbank Offered Rate (LIBOR) at the end of 2021 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance	$93,699	$102,686	$93,699	$102,686
Structured finance	3,383	3,499	2,907	3,115
Total financial guaranty	$97,082	$106,185	$96,606	$105,801

Financial Guaranty
Net Debt Service Outstanding

	As of December 31, 2019			As of December 31, 2018
	AGRe	AGRO	Total	AGRe	AGRO	Total
	(in millions)
Public finance	$93,503	$196	$93,699	$102,480	$206	$102,686
Structured finance	2,886	21	2,907	3,026	89	3,115
Total financial guaranty	$96,389	$217	$96,606	$105,506	$295	$105,801

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$89	0.2%	$802	8.0%	$153	5.9%	$4	5.4%	$1,048	1.7%
AA	4,709	9.5	1,023	10.2	1,248	48.1	4	5.4	6,984	11.2
A	28,167	56.7	1,923	19.1	310	11.9	—	—	30,400	48.7
BBB	15,310	30.8	6,199	61.6	368	14.2	54	73.0	21,931	35.1
BIG	1,416	2.8	106	1.1	515	19.9	12	16.2	2,049	3.3
Total net par outstanding	$49,691	100.0%	$10,053	100.0%	$2,594	100.0%	$74	100.0%	$62,412	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2018

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$64	0.1%	$775	9.0%	$258	9.5%	$15	11.9%	$1,112	1.6%
AA	5,304	9.3	325	3.8	804	29.6	1	0.8	6,434	9.4
A	32,918	57.5	1,486	17.2	241	8.9	5	4.0	34,650	50.5
BBB	17,459	30.5	5,942	68.8	444	16.4	80	63.5	23,925	34.8
BIG	1,459	2.6	107	1.2	967	35.6	25	19.8	2,558	3.7
Total net par outstanding	$57,204	100.0%	$8,635	100.0%	$2,714	100.0%	$126	100.0%	$68,679	100.0%

Financial Guaranty Portfolio
Net Par Outstanding
by Sector

Sector (1)	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S.:
General obligation	$22,112	$24,106
Tax backed	10,050	12,153
Municipal utilities	7,166	8,584
Transportation	3,849	4,401
Higher education	2,019	2,297
Infrastructure finance	1,871	2,206
Healthcare	1,455	1,958
Investor-owned utilities	287	329
Housing revenue	241	386
Renewable energy	63	64
Other public finance	578	720
Total public finance—U.S.	49,691	57,204
Non-U.S.:
Regulated utilities	4,812	4,628
Infrastructure finance	2,960	2,694
Sovereign and sub-sovereign	1,251	377
Pooled infrastructure	708	687
Renewable energy	322	249
Total public finance—non-U.S.	10,053	8,635
Total public finance	$59,744	$65,839
Structured finance:
U.S.:
Insurance securitizations	$1,474	$1,473
Consumer receivables	378	459
RMBS	319	401
Pooled corporate obligations	272	176
Commercial receivables	56	86
Other structured finance	95	119
Total structured finance—U.S.	2,594	2,714
Non-U.S.:
Commercial receivables	15	52
RMBS	15	20
Pooled corporate obligations	5	7
Other structured finance	39	47
Total structured finance—non-U.S.	74	126
Total structured finance	2,668	2,840
Total net par outstanding	$62,412	$68,679
___________________
(1)    Prior period has been presented on a basis consistent with current period sector classifications.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Financial Guaranty Portfolio
Expected Amortization of
Net Par Outstanding
As of December 31, 2019

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$14,677	$761	$15,438
5 to 10 years	12,733	332	13,065
10 to 15 years	11,200	665	11,865
15 to 20 years	9,564	745	10,309
20 years and above	11,570	165	11,735
Total net par outstanding	$59,744	$2,668	$62,412

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$451	$93	$872	$1,416	$49,691
Non-U.S. public finance	97	—	9	106	10,053
Public finance	548	93	881	1,522	59,744
Structured finance:
U.S. RMBS	14	8	88	110	320
Life insurance transactions	—	—	294	294	1,472
Other structured finance	26	76	21	123	876
Structured finance	40	84	403	527	2,668
Total	$588	$177	$1,284	$2,049	$62,412

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2018

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$444	$94	$921	$1,459	$57,204
Non-U.S. public finance	107	—	—	107	8,635
Public finance	551	94	921	1,566	65,839
Structured finance:
U.S. RMBS	33	27	143	203	401
Life insurance transactions	—	—	634	634	1,403
Other structured finance	40	91	24	155	1,036
Structured finance	73	118	801	992	2,840
Total	$624	$212	$1,722	$2,558	$68,679

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2019

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$578	$10	$588	74	6	80
Category 2	176	1	177	12	1	13
Category 3	1,276	8	1,284	79	7	86
Total BIG	$2,030	$19	$2,049	165	14	179

Financial Guaranty Portfolio
BIG Net Par Outstanding
and Number of Risks
As of December 31, 2018

	Net Par Outstanding			Number of Risks (1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$612	$12	$624	82	6	88
Category 2	211	1	212	18	1	19
Category 3	1,711	11	1,722	89	8	97
Total BIG	$2,534	$24	$2,558	189	15	204
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of
Net Par Outstanding
As of December 31, 2019

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,120	$9,063	14.5%
Texas	962	4,691	7.4
Pennsylvania	520	4,331	6.9
New York	513	4,226	6.8
Illinois	457	4,004	6.4
New Jersey	257	2,721	4.4
Florida	220	2,118	3.4
Michigan	238	1,481	2.4
Louisiana	149	1,418	2.3
Colorado	125	1,186	1.9
Other	1,908	14,452	23.2
Total U.S. public finance	6,469	49,691	79.6
U.S. Structured finance (multiple states)	324	2,594	4.2
Total U.S.	6,793	52,285	83.8
Non-U.S.:
United Kingdom	456	7,957	12.7
France	6	542	0.9
Australia	9	415	0.7
Mexico	3	267	0.4
Canada	8	216	0.3
Other	35	730	1.2
Total non-U.S.	517	10,127	16.2
Total	7,310	$62,412	100.0%

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $975 million net par as of December 31, 2019, all of which was rated BIG. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA) and Municipal Finance Agency (MFA).

On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

The fiscal and political issues in Puerto Rico have been exacerbated by natural disasters. On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread destruction. Beginning on December 28, 2019, and progressing into early 2020, Puerto Rico was struck by a swarm of earthquakes, including at least 11 that were of magnitude 5 or greater based on the Richter magnitude scale. While not nearly as deadly or destructive as Hurricane Maria, the earthquakes have damaged buildings and infrastructure, including the power grid.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company reinsures are illegal or unconstitutional or both, and have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company's affiliated ceding companies as a party. See “Puerto Rico Litigation” below.

The Company's affiliated ceding companies participate in mediation and negotiations relating to its Puerto Rico exposure. The COVID-19 pandemic and evolving governmental and private responses to the crisis are impacting both Puerto Rico's economy and the process of resolving the payment defaults of the Commonwealth and some of its related authorities and public corporations, including delaying related litigation, the various Title III proceedings, and other legal proceedings.

The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company reinsures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt reinsured by the Company.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2019, the Company had $375 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

On May 9, 2019, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan indicates an expected primary budget surplus, if fiscal plan reforms are enacted, of $13.7 billion that would be available for debt service over the six-year forecast period ending 2024. The Company believes the available surplus set forth in the Oversight Board's revised certified fiscal plan (which assumes certain fiscal reforms are implemented by the Commonwealth) should be sufficient to cover contractual debt service of Commonwealth general obligation issuances and of authorities and public corporations directly implicated by the Commonwealth’s general fund during the forecast period. However, the revised certified Commonwealth fiscal plan indicates a net cumulative primary budget deficit through 2049, and there can be no assurance that the fiscal reforms will be enacted or, if they are, that the forecasted primary budget surplus will occur or, if it does, that such funds will be used to cover contractual debt service.

On February 9, 2020, the Oversight Board announced it had entered into an amended general obligation Plan Support Agreement (Amended GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders representing approximately $8 billion of the aggregate amount of general obligation and PBA bond claims. The Amended GO PSA purports to provide a framework to address approximately $35 billion of Commonwealth debt (including PBA debt) and unsecured claims. The Company is not a party to that agreement and does not support it.

The Amended GO PSA provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011(Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the Amended GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The recoveries for the GO bonds, by vintage issuance date, are set forth in the table included below. The differentiated recovery scheme provided under the Amended GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below). Under the Amended GO PSA, GO and PBA bondholders generally would receive newly issued Commonwealth GO bonds, Puerto Rico Sales Tax Financing Corporation (COFINA) junior lien bonds and cash equal to the amounts set out below, expressed as a percent of their outstanding pre-petition claims (which excludes post-petition accrued interest), based on the vintage issuance date of the bonds they hold.  In all cases, holders of GO/PBA bonds supporting the Amended GO PSA are also entitled to certain fees.

General Obligation Bonds	The Company's Net Par Outstanding as of December 31, 2019	The Company's Total Net Principal Claims Paid as of December 31, 2019	The Company's Total Net Interest Claims Paid as of December 31, 2019	Base Recovery as a % of Pre-Petition Claims
	(in millions)			(percent)
Vintage GO	$141	$70	$31	74.9%
2011 GO (Series D, E and PIB)	2	2	—	73.8
2011 GO (Series C)	84	—	17	70.4
2012 GO	148	—	25	69.9
2014 GO	—	—	—	65.4

On February 28, 2020, the Oversight Board filed with the Title III court an Amended Joint Plan of Adjustment of the Commonwealth (Amended POA) to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the Amended GO PSA. The Company believes the Amended POA, as currently constituted, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2019, the Company had $187 million insured net par outstanding of PRHTA (transportation revenue) bonds and $35 million insured net par outstanding of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

On June 5, 2019, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the six-year forecast period.

PRIFA. As of December 31, 2019, the Company had $1 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to PRIFA and its bondholders of a portion of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments on the PRIFA bonds since January 2016.

Other Public Corporations

Puerto Rico Electric Power Authority (PREPA). As of December 31, 2019, the Company had $226 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA. On June 27, 2019, the Oversight Board certified a revised fiscal plan for PREPA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills. The revised fiscal plan of PREPA certified by the Oversight Board on June 27, 2019 reflects the relevant terms of the PREPA RSA.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, each of AGM and AGC has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching such guarantees to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new reinsurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

PRASA. As of December 31, 2019, the Company had $89 million of insured net par outstanding of PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On June 29, 2019, the Oversight Board certified a revised fiscal plan for PRASA. In July 2019, PRASA entered into a restructuring transaction with the federal government and the Oversight Board to restructure its subordinated loans from federal agencies that had been under forbearance for over three years (the PRASA Agreement). The PRASA Agreement extends the maturity of the loans for up to 40 years and provides for low interest rates and no interest accrual for the first ten years on a portion of the loans, but also places the subordinated loans on a parity with the PRASA bonds the Company reinsures.  The Company's affiliated ceding companies were not asked to consent to the PRASA Agreement. The PRASA Agreement reduces the amount of annual debt service owed by PRASA for its current debt. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were reinsured by the Company, and those payments were made in full.

MFA. As of December 31, 2019, the Company had $62 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were reinsured by the Company, and those payments were made in full.

Resolved Commonwealth Credit

COFINA. On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court on February 4, 2019 (COFINA Plan of Adjustment), AGM paid off in full its $273 million net par outstanding of insured COFINA bonds, plus accrued and unpaid interest. Pursuant to the COFINA Plan of Adjustment, AGM received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court (COFINA Exchange Senior Bonds), along with cash. The total recovery (cash and COFINA Exchange Senior Bonds) represented 60% of the AGM’s official Title III claim, which related to amounts owed as of the date COFINA entered Title III proceedings. The fair value of the COFINA Exchange Senior Bonds excluding accrued interest, was $139 million at February 12, 2019, and was recorded as salvage received. During the third quarter of 2019 AGM sold all of its COFINA Exchange Senior Bonds. The Company reinsured 3.3% of AGM's COFINA exposure, and participated in such actions in proportion to its exposure.

Puerto Rico Litigation

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations they insure are illegal or unconstitutional or both, and its affiliated ceding companies have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company's affiliated ceding companies as a party.

Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020 for certain matters (as noted below), and then stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. Among the goals of the mediation is to reach an agreed-upon schedule for addressing the resolution of numerous issues, including, among others: (a) issues related to the validity, secured status and priority regarding bonds issued by the Commonwealth and certain of its entities; (b) the validity and impact of the Clawback Orders and other diversion of collateral securing certain bonds; (c) classification of claims; (d) constitutional issues; and (e) identification of essential services. A number of the legal actions in which the Company is involved are covered by the stay and mandatory mediation order.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under Title III of PROMESA.

On June 3, 2017, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC's appeal of the trial court's decision to the United States Court of Appeals for the First Circuit (First

Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court's approval of the settlement of claims embodied in the PREPA RSA.

On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process.

On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the currently defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling.

On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On January 14, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an omnibus objection in the Title III Court to claims filed by holders of approximately $6 billion of Commonwealth general obligation bonds issued in 2012 and 2014, asserting among other things that such bonds were issued in violation of the Puerto Rico constitutional debt service limit, such bonds are null and void, and the holders have no equitable remedy against the Commonwealth. Pursuant to procedures established by Judge Swain, on April 10, 2019, AGM filed a notice of participation in these proceedings. As of December 31, 2019, $148 million of the Company’s insured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012. On May 21, 2019, the Official Committee of Unsecured Creditors filed a claim objection to certain Commonwealth general obligation bonds issued in 2011, approximately $86 million of which are insured by the Company as of December 31, 2019, on substantially the same bases as the January 14, 2019 filing, and which the plaintiffs propose to be subject to the proceedings relating to the 2012 and 2014 bonds. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, but did not further extend the stay with respect to this matter. On January 8, 2020, certain Commonwealth general obligation bondholders (self-styled as the Lawful Constitutional Debt Coalition) filed a claim objection to the 2012 and 2014 bonds, asserting among other things that those bonds were issued in violation of the Puerto Rico constitutional debt limit and are not entitled to first priority status under the Puerto Rico Constitution. Judge Swain stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and

AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay through December 31, 2019, and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. A hearing on a motion to dismiss is scheduled for June 2020.

On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor, and U.S. Bank National Association, as trustee for  PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. A hearing on the defendants’ motion to dismiss is scheduled for June 2020.

On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit movants to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion is currently scheduled for May 2020.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues.

On January 16, 2020, the Financial Oversight and Management Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues.

On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that movants can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for movants’ lien on the PRIFA Revenues. A preliminary hearing on the motion is currently scheduled for May 2020.

On January 16, 2020, the Financial Oversight and Management Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in millions)
Exposure to Puerto Rico	$975	$1,033	$1,575	$1,698
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

Puerto Rico
Net Par Outstanding

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$375	$393
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	187	195
PRHTA (Highways revenue) (1)	35	40
PRIFA	1	1
Other Public Corporations
PREPA (1)	226	232
PRASA	89	89
MFA	62	74
COFINA	—	9
Total net exposure to Puerto Rico	$975	$1,033
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations that the Company reinsures. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2019

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2020 (January 1 – March 31)	$—	$24
2020 (April 1 – June 30)	—	—
2020 (July 1 – September 30)	57	82
2020 (October 1 – December 31)	—	—
Subtotal 2020	57	106
2021	25	72
2022	33	79
2023	38	82
2024	56	98
2025-2029	249	418
2030-2034	210	331
2035-2039	207	263
2040-2044	39	58
2045-2047	61	68
Total	$975	$1,575

Exposure to the U.S. Virgin Islands

As of December 31, 2019, the Company had $151 million of assumed net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $66 million BIG. The $85 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $66 million BIG USVI net par consisted of bonds of the Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

Specialty Insurance and Reinsurance Exposure

The Company also provides specialty insurance and reinsurance on transactions with similar risk profiles to its structured finance exposures written in financial guaranty form. All specialty insurance and reinsurance exposures shown in the table below are rated investment grade internally as of December 31, 2019 and 2018.

Specialty Insurance and Reinsurance
Exposure

	Gross Exposure		Net Exposure
	As of December 31, 2019	As of December 31, 2018	As of December 31, 2019	As of December 31, 2018
	(in millions)
Life insurance transactions (1)	$1,046	$880	$898	$763
Aircraft RVI	398	340	243	218
____________________

(1)	The life insurance transactions net exposure is projected to increase to approximately $1.0 billion by December 31, 2023.

4.    Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expenses (LAE) payments, net of inflows for expected salvage and subrogation (and other recoveries including future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries, including those from restructuring bonds and for breaches of representations and warranties (R&W). Expected losses are discounted at current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The two models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance and (2) derivative as described in Note 7, Fair Value Measurement and Note 9, Contracts Accounted for as Credit Derivatives. The Company has paid and expects to pay future losses and/or recover past losses on policies which fall under each of the two accounting models.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The exposures reinsured or insured by the Company may cover an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced, changes in housing prices, results from loss mitigation activities, and other variables. Changes in the Company's loss estimates for life insurance exposures will be influenced by factors impacting mortality rates and changes in the Company's loss estimates for RVI exposures will be influenced by factors impacting the value of the covered assets. As of December 31, 2019 and 2018, there were no expected losses for life insurance or RVI transactions.

Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the ceding companies' policy give them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 2.45% with a weighted average of 1.99% as of December 31, 2019 and 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.0% and 1.0% of the total as of December 31, 2019 and December 31, 2018, respectively.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2019	2018
	(in millions)
Net expected loss to be paid, beginning of period	$294	$383
Economic loss development (benefit) due to:
Accretion of discount	6	9
Changes in discount rates	6	(10)
Changes in timing and assumptions	56	4
Total economic loss development (benefit)	68	3
Net (paid) recovered losses	(151)	(92)
Net expected loss to be paid, end of period	$211	$294

Net Expected Loss to be Paid
Roll Forward by Sector

	Year Ended December 31, 2019
	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development/(Benefit)	(Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$172	$61	$(92)	$141
Non-U.S public finance	3	(1)	—	2
Public finance	175	60	(92)	143
Structured finance:
U.S. RMBS	15	(9)	5	11
Life insurance transactions	83	12	(60)	35
Other structured finance	21	5	(4)	22
Structured finance	119	8	(59)	68
Total	$294	$68	$(151)	$211

	Year Ended December 31, 2018
	Net Expected Loss to be Paid (Recovered) as of December 31, 2017	Economic Loss Development/(Benefit)	(Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$231	$25	$(84)	$172
Non-U.S public finance	4	(1)	—	3
Public finance	235	24	(84)	175
Structured finance:
U.S. RMBS	20	(10)	5	15
Life insurance transactions	91	(3)	(5)	83
Other structured finance	37	(8)	(8)	21
Structured finance	148	(21)	(8)	119
Total	$383	$3	$(92)	$294

The tables above include (1) LAE paid of $10 million and $6 million for the years ended December 31, 2019 and 2018, respectively, and (2) expected LAE to be paid of $10 million as of December 31, 2019 and $9 million as of December 31, 2018.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
Insurance	$210	$293	$63	$—
Credit derivatives (See Note 9)	1	1	5	3
Total	$211	$294	$68	$3

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.0 billion net par as of December 31, 2019, all of which were BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the Bankruptcy Code became effective. As of December 31, 2019, the Company's net assumed par subject to the plan consisted of $49 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2019, including those mentioned above, to be $141 million, compared with a net expected loss of $172 million as of December 31, 2018. The total net expected loss for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. At December 31, 2019, that credit was $170 million, compared with $125 million at December 31, 2018. The Company’s net expected losses incorporate management’s probability weighted estimates of possible scenarios. Each quarter, the Company may revise its scenarios, update assumptions and/or shift probability weightings of its scenarios based on public information as well as nonpublic information obtained through its surveillance and affiliated ceding companies' loss mitigation activities. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

The economic loss development for U.S. public finance transactions was $61 million in 2019, which was primarily attributable to Puerto Rico exposures. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions and weightings it uses in its scenarios based on the public information summarized under "Exposure to Puerto Rico" in Note 3, Outstanding Exposure as well as nonpublic information related to affiliated ceding companies' loss mitigation activities during the period.

U.S. RMBS Loss Projections

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Ceding companies had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates R&W recoveries and payables to include in its cash flow projections based on agreements the affiliated ceding companies have with R&W providers. As of December 31, 2019 and December 31, 2018, the Company had a net R&W receivable of $1 million and $2 million from such R&W counterparties.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2019	2018
	(in millions)
First lien U.S. RMBS	$2	$(1)
Second lien U.S. RMBS	(11)	(9)

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2019	2018
Delinquent/Modified in the Previous 12 Months
Alt-A and Prime	20%	20%
Option ARM	20	20
Subprime	20	20
30 – 59 Days Delinquent
Alt-A and Prime	30	30
Option ARM	35	35
Subprime	35	40
60 – 89 Days Delinquent
Alt-A and Prime	40	40
Option ARM	45	45
Subprime	45	45
90+ Days Delinquent
Alt-A and Prime	55	50
Option ARM	55	55
Subprime	50	50
Bankruptcy
Alt-A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A and Prime	65	60
Option ARM	65	65
Subprime	60	60
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 3.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	0.3% - 8.4%	3.9%	1.2% - 8.3%	4.3%
Final CDR	0.0% - 0.4%	0.2%	0.1% - 0.4%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%
Option ARM
Plateau CDR	3.1% - 8.4%	5.5%	2.1% - 8.3%	5.7%
Final CDR	0.2% - 0.4%	0.3%	0.1% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	70%		70%
Subprime
Plateau CDR	1.6% - 18.1%	5.5%	1.8% - 23.2%	6.3%
Final CDR	0.1% - 0.9%	0.3%	0.1% - 1.2%	0.3%
Initial loss severity:
2005 and prior	75%		80%
2006	75%		75%
2007+	75%		95%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2018.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2019 and December 31, 2018.

Total expected loss to be paid on all first lien U.S. RMBS was $10 million and $10 million as of December 31, 2019 and December 31, 2018, respectively. The $2 million economic loss development in 2019 for first lien U.S. RMBS was primarily attributable to changes in discount rates, and partially offset by higher excess spread on certain transactions supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) and with insured floating rate debt linked to LIBOR), which decreased in 2019. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2019 as it used as of December 31, 2018, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $2 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $1 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180-days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2018.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2019 and December 31, 2018 that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions periodically based on actual recoveries of charged-off loans observed from period to period.  In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projected future recoveries on these charged-off loans of 20% as of December 31, 2019 and 10% as of December 31, 2018, with such recoveries to be received evenly over the next five years. The increase in recovery assumptions is attributable to the higher actual recovery rates observed in certain transactions during the year. Increasing the recovery rate to 30% would result in an economic benefit of $5 million, while decreasing the recovery rate back to 10% would result in an economic loss of $5 million.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2018. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $1 million and $5 million as of December 31, 2019 and December 31, 2018, respectively.  The $11 million economic benefit in 2019 for second lien U.S. RMBS was primarily attributable to higher projected recoveries for previously charged-off loans and improved performance.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2019		As of December 31, 2018
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.9% - 24.6%	9.0%	4.6% - 21.2%	9.3%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 – 59 Days Delinquent	30		35
60 – 89 Days Delinquent	45		50
90+ Days Delinquent	65		70
Bankruptcy	55		55
Foreclosure	55		65
Real Estate Owned	100		100
Loss severity (1)	98%		98%
__________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $1 million for HELOC transactions.

Life Insurance Transactions

The Company had $1.5 billion of net par exposure to financial guaranty life insurance transactions as of December 31, 2019, of which $294 million in net par is rated BIG. The life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled life insurance exposures as of December 31, 2019, will be $35 million, compared with a net expected loss of $83 million as of December 31, 2018. The economic loss development was $12 million during 2019, which was primarily attributable to lower benefit of potential loss mitigation activity.

Other Structured Finance

The Company has reinsured $0.4 billion net par of student loan securitizations issued by private issuers and that it classifies as structured finance. Of this amount, $82 million is rated BIG. The Company is projecting approximately $22 million of net expected loss to be paid on these transactions. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The economic loss development during 2019 was approximately $5 million, which was driven primarily by higher LAE related to certain exposures.

Recovery Litigation

In the ordinary course of their respective businesses, the affiliated ceding companies are involved in litigation with third parties to recover insurance losses paid in prior periods or prevent losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the affiliated ceding companies results of operations in that particular quarter or year.

Public Finance Transactions

The affiliated ceding companies have asserted claims in a number of legal proceedings in connection with their exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the affiliated ceding companies.

5.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, and Note 4, Expected Loss to be Paid, includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 9, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific accounting guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made and recoveries received that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Specialty Insurance and Reinsurance

The amount of unearned premium reserve at contract inception for premiums received upfront on RVI transactions is equal to the amount of cash received, and for premiums received in installments on life insurance transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. For specialty insurance and reinsurance, premiums receivable consist of the amount of contractual premiums due. The Company recognizes unearned premium reserve as earned premium for RVI contracts over the remaining contract period in proportion to the amount of insurance protection provided, and for life insurance transactions, when premiums are due.

Financial Guaranty and Specialty Insurance and Reinsurance Premium Information

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 6, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2019	2018
	(in millions)
Financial guaranty:
Scheduled net earned premiums	$70	$75
Accelerations from refundings and terminations	22	36
Accretion of discount on net premiums receivable	4	5
Financial guaranty insurance net earned premiums	96	116
Specialty net earned premiums	6	4
Net earned premiums	$102	$120

Components of
Unearned Premium Reserve

	As of December 31, 2019			As of December 31, 2018
	Gross	Ceded	Net	Gross	Ceded	Net
	(in millions)
Financial guaranty:
Deferred premium revenue	$768	$13	$755	$818	$15	$803
Contra-paid (1)	(1)	—	(1)	(2)	—	(2)
Unearned premium reserve	767	13	754	816	15	801
Unearned premium reserve - Specialty insurance and reinsurance	23	10	13	20	8	12
Unearned premium reserve	$790	$23	$767	$836	$23	$813
 ____________________

(1)	See "Financial Guaranty Insurance Losses – Insurance Contracts' Loss Information" below for an explanation of "contra-paid."

Net Unearned Premium Reserve by Company

	As of December 31, 2019			As of December 31, 2018
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in millions)
Financial guaranty (1)	$—	$754	$754	$—	$801	$801
Specialty insurance and reinsurance	13	—	13	12	—	12
Unearned premium reserve	$13	$754	$767	$12	$801	$813
 ____________________

(1)
Under U.S. single risk limit calculations, $687 million and $762 million as of December 31, 2019 and December 31, 2018, respectively, of AG Re unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2019	2018
	(in millions)
Beginning of year	$174	$172
Less: Specialty insurance premium receivable	1	1
Financial guaranty insurance premiums receivable	173	171
Gross written premiums, net of commissions	26	118
Gross premiums (received) paid, net of commissions (1)	26	(106)
Adjustments:
Changes in the expected term	(7)	(8)
Accretion of discount, net of commissions on assumed business	—	3
Foreign exchange translation and remeasurement	3	(4)
Cancellation of assumed reinsurance	4	(1)
Financial guaranty insurance premium receivable	225	173
Specialty insurance premium receivable	2	1
December 31,	$227	$174
 ____________________

(1)	Includes $92 million return of premium due to a commutation of a portion of a previously assumed book of AGM business.

Approximately 52% and 44% of installment premiums at December 31, 2019 and December 31, 2018, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2019
(in millions)
2020 (January 1 – March 31)	$25
2020 (April 1 – June 30)	4
2020 (July 1 – September 30)	4
2020 (October 1 – December 31)	4
2021	15
2022	15
2023	15
2024	16
2025-2029	58
2030-2034	44
2035-2039	27
After 2039	50
Total	$277

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2019
(in millions)
2020 (January 1 – March 31)	$16
2020 (April 1 – June 30)	15
2020 (July 1 – September 30)	15
2020 (October 1 – December 31)	15
Subtotal 2020	61
2021	55
2022	51
2023	49
2024	46
2025-2029	187
2030-2034	131
2035-2039	74
After 2039	100
Net deferred premium revenue	754
Future accretion	72
Total future net earned premiums	$826

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of December 31, 2019	As of December 31, 2018
	(dollars in millions)
Premiums receivable, net of commission payable	$225	$173
Gross deferred premium revenue	323	240
Weighted‑average risk-free rate used to discount premiums	2.0%	2.6%
Weighted‑average period of premiums receivable (in years)	12.2	9.4

Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine deferral rates.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is recognized at that time. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2019	2018
	(in millions)
Beginning of year	$250	$234
Deferrals	15	50
Amortization	(30)	(34)
End of year	$235	$250

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 7, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. Unearned premium reserve is deferred premium revenue, less claim payments and recoveries received that have not yet been recognized in the statement of operations (contra-paid). At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if “total loss” is not in excess of deferred premium revenue, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. To discount loss reserves, the Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 2.45% with a weighted average of 2.00% as of December 31, 2019 and 0.00% to 3.06% with a weighted average of 2.76% as of December 31, 2018.

Net Reserve (Salvage)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Public finance:
U.S. public finance	$123	$153
Non-U.S public finance	1	2
Public finance	124	155
Structured finance:
U.S. RMBS	10	11
Life insurance transactions	32	79
Other structured finance	19	21
Structured finance	61	111
Total	$185	$266

Components of Net Reserves (Salvage)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Loss and LAE reserve, net	$271	$311
Salvage and subrogation recoverable	(86)	(45)
Net reserves (salvage)	$185	$266

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2019
(in millions)
Net expected loss to be paid - financial guaranty insurance (1)	$210
Salvage and subrogation recoverable	86
Contra-paid, net	1
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(271)
Net expected loss to be expensed (present value)	$26
____________________
(1)    See "Net Expected Loss to be Paid (Recovered) by Accounting Model" table in Note 4, Expected Loss to be Paid.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2019
(in millions)
2020 (January 1 – March 31)	$1
2020 (April 1 – June 30)	1
2020 (July 1 – September 30)	1
2020 (October 1 – December 31)	—
Subtotal 2020	3
2021	2
2022	2
2023	2
2024	2
2025-2029	7
2030-2034	5
2035-2039	2
After 2039	1
Net expected loss to be expensed	26
Future accretion	34
Total expected future loss and LAE	$60

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2019	2018
	(in millions)
Public finance:
U.S. public finance	$62	$26
Non-U.S public finance	(1)	(2)
Public finance	61	24
Structured finance:
U.S. RMBS	(5)	(7)
Life insurance transactions	15	—
Other structured finance	(1)	(10)
Structured finance	9	(17)
Loss and LAE	$70	$7

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks (1)	74	12	79	165
Remaining weighted-average contract period (in years)	9.3	16.0	10.3	10.5
Outstanding exposure:
Principal	$578	$176	$1,276	$2,030
Interest	282	119	557	958
Total	$860	$295	$1,833	$2,988
Expected cash outflows (inflows)	$12	$31	$771	$814
Potential recoveries (2)	(38)	(4)	(528)	(570)
Subtotal	(26)	27	243	244
Discount	3	(7)	(30)	(34)
Present value of expected cash flows	$(23)	$20	$213	$210
Deferred premium revenue	$10	$4	$18	$32
Reserves (salvage)	$(27)	$15	$197	$185

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2018

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks (1)	82	18	89	189
Remaining weighted‑average contract period (in years)	8.8	15.2	11.0	10.8
Outstanding exposure:
Par	$612	$211	$1,711	$2,534
Interest	280	154	634	1,068
Total	$892	$365	$2,345	$3,602
Expected cash outflows (inflows)	$12	$48	$691	$751
Potential recoveries (2)	(31)	(12)	(359)	(402)
Subtotal	(19)	36	332	349
Discount	6	(12)	(50)	(56)
Present value of expected cash flows	$(13)	$24	$282	$293
Deferred premium revenue	$10	$5	$22	$37
Reserves (salvage)	$(16)	$19	$263	$266
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)
Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the ceding companies may result in increased claims under financial guaranties reinsured by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were downgraded below "A" by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or below "A2" by Moody's Investors Service, Inc. (Moody's), and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then, as of December 31, 2019, the Company would not be required to pay any claims in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2019, the Company had assumed exposure of approximately $0.7 billion net par of VRDOs, of which approximately $10 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6.	Reinsurance

The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions.

Most of the Company’s Assumed Business and Ceded Business relates to financial guaranty business, except for a modest amount that relates to AGRO's specialty business. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 5, Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 9, Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

The Company assumes financial guaranty business from affiliated companies and third party insurers, primarily other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria;

•	if the Company fails to maintain a specified minimum financial strength rating; or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis of accounting, attributable to the Assumed Business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

As of December 31, 2019, if each third party company ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $40 million.

The Company cedes a de minimis amount of financial guaranty business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would remain liable for such defaulted amounts.

Specialty Business

The Company, through AGRO, assumes specialty business from third party insurers (Assumed Specialty Business). It also cedes and retrocedes some of its specialty business to third party reinsurers. A downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2019, an estimated $0.1 million of collateral in respect of certain of its Assumed Specialty Business. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2019, an estimated $14 million of collateral in respect of a different portion of AGRO’s Assumed Specialty Business. AGRO’s ceded/retroceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded/retroceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses (both financial guaranty and specialty). See Note 12, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2019	2018
	(in millions)
Premiums Written:
Direct	$—	$9
Assumed	43	162
Ceded	(2)	(4)
Net	$41	$167
Premiums Earned:
Direct	$1	$1
Assumed	103	122
Ceded	(2)	(3)
Net	$102	$120
Loss and LAE:
Assumed	$70	$7
Net	$70	$7

Exposure to Non-Affiliated Reinsurers (1)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Ceded premium payable, net of commissions	$14	$15
Ceded unearned premium reserve	23	23
Financial guaranty ceded par outstanding (2)	476	384
Specialty ceded exposure (see Note 3)	303	239
____________________

(1)	There was no collateral posted by third party reinsurers as of December 31, 2019 and December 31, 2018. See Note 12, Related Party Transactions for information on affiliated reinsurers.

(2)    All ceded par is rated investment grade as of December 31, 2019 and December 31, 2018.

7.	Fair Value Measurement

The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding companies’ creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2019, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

There was a transfer of a fixed-maturity security from Level 2 into Level 3 during 2019. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of December 31, 2019, the Company used models to price 28 securities with a fair value of $43 million. All Level 3 securities were priced with the assistance of an independent third party. The pricing is based on a discounted cash flow approach using the third party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of assumed CDS contracts, and also include assumed interest rate swaps that qualify as derivatives under GAAP, which requires fair value measurement with changes recorded in the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2019, 99.9% was assumed from affiliated ceding companies. The affiliated ceding companies did not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives they sell, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company's credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how an affiliated ceding company's own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, an affiliated ceding company's credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2019 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies. The majority of the assumed CDS is from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. It is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process. The following spread hierarchy is utilized in determining which source of gross spread to use.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

The rates used to discount future expected premium cash flows ranged from 1.69% to 2.08% at December 31, 2019 and 2.47% to 2.89% at December 31, 2018.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread, as applicable, affects the pricing of its transactions. For assumed exposures from AGC, AGC's own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC. AGC obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties. The cost to acquire CDS protection referencing AGC affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, the transactions' fair value. As the cost to acquire CDS protection referencing AGC increases, the amount of premium the affiliated ceding company retains on a transaction generally decreases. Due to the relatively low volume and characteristics of CDS contracts remaining in AG Re's portfolio assumed from AGM, changes in AGM's credit spreads do not significantly affect the fair value of these CDS contracts.

In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given market conditions and AGC' credit spreads, approximately 54% based on fair value, of the Company's CDS contracts were fair valued using this minimum premium as of December 31, 2018. As of December 31, 2019, the corresponding number was de minimis. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's credit spreads. In general when such credit spreads narrow, the cost to hedge AGC's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's credit spreads widen, the cost to hedge AGC's name increases causing more transactions to price at established floor levels. The affiliated ceding companies corroborate the assumptions in their fair value model, including the portion of exposure to AGC hedged by its counterparties, with independent third parties periodically. The implied credit risk of AGC, indicated by the trading level of AGC’s own credit spread, is a significant factor in the amount of exposure to AGC that a bank or transaction hedges. Higher hedging costs reduce the amount of contractual cash flows AGC can capture as premium for selling its protection, while lower hedging costs increase the amount of contractual cash flows AGC can capture.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of their CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of their CDS contracts and taking the present value of such amounts discounted at the LIBOR corresponding to the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or any actual exit transactions; therefore, the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$295	$—	$295	$—
U.S. government and agencies	51	—	51	—
Corporate securities	655	—	655	—
Mortgage-backed securities:
RMBS	313	—	308	5
Commercial mortgage-backed securities (CMBS)	169	—	169	—
Asset-backed securities	46	—	8	38
Total fixed-maturity securities	1,529	—	1,486	43
Short-term investments	33	31	2	—
Other assets (1)	3	—	—	3
Total assets carried at fair value	$1,565	$31	$1,488	$46
Liabilities:
Other liabilities (2)	$31	$—	$—	$31
Total liabilities carried at fair value	$31	$—	$—	$31

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$299	$—	$299	$—
U.S. government and agencies	60	—	60	—
Corporate securities	755	—	755	—
Mortgage-backed securities:
RMBS	417	—	413	4
CMBS	220	—	220	—
Asset-backed securities	64	—	31	33
Total fixed-maturity securities	1,815	—	1,778	37
Short-term investments	43	24	19	—
Total assets carried at fair value	$1,858	$24	$1,797	$37
Liabilities:
Other liabilities (2)	$28	$—	$—	$28
Total liabilities carried at fair value	$28	$—	$—	$28
____________________
(1)    Represents credit derivative assets.

(2)    Represents credit derivative liabilities.

Changes in Level 3 Fair Value Measurements

The tables below present a rollforward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2019 and 2018.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (2)
	(in millions)
Fair value as of December 31, 2018	$4		$33		$(28)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	—	(1)	(3)	(3)
Other comprehensive income (loss)	1		—		—
Purchases	—		11		—
Sales	—		(1)		—
Settlements	(1)		(6)		3
Transfer into Level 3	—		1		—
Fair value as of December 31, 2019	$5		$38		$(28)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2019					$1	(3)
Chang in unrealized gains/(losses) included in other comprehensive income (OCI) related to financial instruments held as of December 31, 2019	$1		$—

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2018

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net (2)
	(in millions)
Fair value as of December 31, 2017	$6		$36		$(36)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	—	(1)	12	(3)
Other comprehensive income (loss)	(1)		(1)		—
Purchases	—		15		—
Issuances	—		—		(3)
Settlements	(2)		(17)		(1)
Fair value as of December 31, 2018	$4		$33		$(28)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2018					$11	(3)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2018	$—		$—
 ____________________

(1)	Included in net realized investment gains (losses) and net investment income.

(2)
Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown gross in the consolidated balance sheet based on net exposure by counterparty.

(3)	Reported in net change in fair value of credit derivatives.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities):
Fixed-maturity securities:
RMBS	$5	CPR	3.5%	-	6.7%	6.6%
		CDR	2.1%	-	3.5%	2.1%
		Loss severity	85.0%	-	95.0%	94.8%
		Yield	5.2%	-	5.4%	5.2%

Asset-backed securities (CLOs)	38	Yield	2.6%	-	3.1%	2.9%

Credit derivative liabilities, net	(28)	Year 1 loss estimates	0.0%	-	46.0%	0.7%
		Hedge cost (in basis points (bps))	5.0	-	31.0	11.0
		Bank profit (in bps)	51.0	-	212.0	55.0
		Internal floor (in bps)	30.0
		Internal credit rating	AAA	-	CCC	AA
____________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities):
Fixed-maturity securities:
RMBS	$4	CPR	4.5%	-	6.5%	6.4%
		CDR	2.5%	-	3.6%	2.6%
		Loss severity	85.0%
		Yield	6.7%	-	7.0%	7.0%

Asset-backed securities (CLOs)	33	Yield	3.9%	-	4.6%	4.4%

Credit derivative liabilities, net	(28)	Year 1 loss estimates	0.0%	-	66.0%	1.2%
		Hedge cost (in bps)	5.5	-	82.5	22.1
		Bank profit (in bps)	7.2	-	509.9	61.1
		Internal floor (in bps)	8.8	-	30.0	20.3
		Internal credit rating	AAA	-	CCC	AA
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2019		As of December 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
Loan receivable from affiliate	$40	$41	$50	$46
Other assets (1)	12	12	13	13
Financial guaranty insurance contracts (2)	(728)	(1,092)	(909)	(1,501)
____________________

(1)	The Company’s other assets consist of accrued interest, for which the carrying value approximates fair value.

(2)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.	Investments and Cash

Accounting Policy

The Company's investment portfolio consists of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations. Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments (OTTI) on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash as of December 31, 2019 and 2018.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an OTTI is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment. If management's assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

In addition to the factors noted above, the Company also seeks advice from its outside investment managers.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in other assets, was $12 million and $14 million as of December 31, 2019 and December 31, 2018, respectively.

Net Investment Income

	Year Ended December 31,
	2019	2018
	(in millions)
Income from fixed-maturity securities and short-term investments	$61	$66
Interest income from loan receivable from affiliate (see Note 12)	3	3
Gross investment income	64	69
Investment expenses	(2)	(2)
Net investment income	$62	$67

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2019	2018
	(in millions)
Gross realized gains on available-for-sale securities	$9	$1
Gross realized losses on available-for-sale securities	(1)	(4)
OTTI:
Total OTTI	—	(1)
Less: portion of OTTI recognized in OCI	—	—
Net OTTI recognized in net income (loss)	—	(1)
Net realized investment gains (losses)	$8	$(4)

There was de minimis amount of credit losses as of both December 31, 2019 and December 31, 2018 for fixed-maturity securities for which the Company has recognized an OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

As of December 31, 2019, the majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+ by S&P or A1 by Moody's.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Pre-Tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	19%	$270	$25	$—	$295	$—	AA
U.S. government and agencies	3	45	6	—	51	—	AA+
Corporate securities	42	623	32	—	655	—	A
Mortgage-backed securities (4):
RMBS	20	298	15	—	313	2	AA+
CMBS	11	162	7	—	169	—	AAA
Asset-backed securities	3	45	1	—	46	—	AAA
Total fixed-maturity securities (5)	98	1,443	86	—	1,529	2	AA-
Short-term investments	2	33	—	—	33	—	AAA
Total investment portfolio	100%	$1,476	$86	$—	$1,562	$2	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-Tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	16%	$289	$11	$(1)	$299	$—	AA-
U.S. government and agencies	3	55	5	—	60	—	AA+
Corporate securities	41	766	5	(16)	755	—	A
Mortgage-backed securities (4):
RMBS	22	417	5	(5)	417	—	AA+
CMBS	12	221	1	(2)	220	—	AAA
Asset-backed securities	4	65	—	(1)	64	—	AAA
Total fixed-maturity securities (5)	98	1,813	27	(25)	1,815	—	AA-
Short-term investments	2	43	—	—	43	—	AAA
Total investment portfolio	100%	$1,856	$27	$(25)	$1,858	$—	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI (AOCI).

(3)
Ratings represent the lower of the Moody’s and S&P classifications except for bonds purchased for risk management strategies, which use internal ratings classifications. The Company’s portfolio primarily consists of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 68% of mortgage-backed securities as of both December 31, 2019 and December 31, 2018, based on fair value.

(5)	0.2% of fixed-maturity securities are rated BIG as of both December 31, 2019 and December 31, 2018, based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2019 and December 31, 2018 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$2	$16	$38	$56	$51	AA-
Texas	4	23	20	47	43	AA
New York	—	13	23	36	33	AA+
Connecticut	15	—	—	15	14	A
North Carolina	—	—	15	15	13	AA
Pennsylvania	10	—	3	13	13	A+
Illinois	3	—	10	13	12	A-
Missouri	—	—	10	10	8	AA+
Washington	—	—	9	9	9	AA-
Virginia	—	—	7	7	6	AA+
All others	3	6	47	56	51	AA-
Total	$37	$58	$182	$277	$253	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2018 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$3	$15	$38	$56	$55	AA-
Texas	3	24	25	52	50	AA
New York	—	16	23	39	37	AA+
Connecticut	14	—	—	14	15	A
North Carolina	—	—	14	14	13	AA
Illinois	4	—	9	13	12	A-
Pennsylvania	10	—	3	13	13	A+
Missouri	—	—	10	10	8	AA+
Washington	—	—	9	9	9	AA-
Florida	—	3	4	7	7	AA-
All others	3	4	56	63	61	AA-
Total	$37	$62	$191	$290	$280	AA-
____________________

(1)
Excludes $18 million and $9 million as of December 31, 2019 and 2018, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2019		As of December 31, 2018
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$50	$46	$52	$51
Water and sewer	33	30	34	32
Higher education	33	30	33	32
Tax backed	31	27	27	25
Healthcare	21	19	22	22
Municipal utilities	11	10	18	17
All others	3	3	5	5
Total	$182	$165	$191	$184

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$4	$—	$—	$—	$4	$—
Corporate securities	19	—	4	—	23	—
Mortgage-backed securities
RMBS	—	—	3	—	3	—
Asset-backed securities	3	—	14	—	17	—
Total	$26	$—	$21	$—	$47	$—
Number of securities		16		18		34
Number of securities with OTTI		—		—		—

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$8	$—	$42	$(1)	$50	$(1)
U.S. government and agencies	3	—	—	—	3	—
Corporate securities	235	(5)	243	(11)	478	(16)
Mortgage-backed securities
RMBS	11	—	201	(5)	212	(5)
CMBS	27	—	61	(2)	88	(2)
Asset-backed securities	35	—	19	(1)	54	(1)
Total	$319	$(5)	$566	$(20)	$885	$(25)
Number of securities (1)		120		193		306
Number of securities with OTTI		4		4		8
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

There were no securities in an unrealized loss position for 12 months or more as of December 31, 2019 with unrealized losses greater than 10% of book value. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2018, four securities had unrealized losses greater than 10% of book value with unrealized loss of $2 million. The Company has determined that the unrealized losses recorded as of December 31, 2019 and December 31, 2018 were not related to credit quality.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2019 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2019

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$118	$119
Due after one year through five years	206	217
Due after five years through 10 years	408	433
Due after 10 years	251	278
Mortgage-backed securities:
RMBS	298	313
CMBS	162	169
Total	$1,443	$1,529

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements totaled $914 million and $1,100 million as of December 31, 2019 and December 31, 2018, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2019 and 2018.

9.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS). The credit derivative portfolio also includes interest rate swaps.

Credit derivative transactions are governed by ISDA documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a CDS contract; however, the ceding company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. The fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 7, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The components of the Company’s credit derivative net par outstanding are presented in the table below. The estimated remaining weighted average life of credit derivatives was 13.9 years at December 31, 2019 and 13.3 years at December 31, 2018.
Credit Derivatives

	As of December 31, 2019		As of December 31, 2018 (1)
	Net Par Outstanding	Net Fair Value Asset (Liability)	Net Par Outstanding	Net Fair Value Asset (Liability)
	(in millions)
U.S public finance	$170	$(1)	$129	$—
Non-U.S public finance	984	(18)	1,073	(21)
U.S structured finance	150	(9)	189	(7)
Non-U.S structured finance	—	—	1	—
Total	$1,304	$(28)	$1,392	$(28)
____________________

(1)	Prior year presentation has been conformed to the current year's presentation.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2019		As of December 31, 2018
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$769	59.0%	$773	55.5%
AA	84	6.4	122	8.8%
A	127	9.7	144	10.3%
BBB	305	23.4	329	23.7%
BIG (1)	19	1.5	24	1.7%
Credit derivative net par outstanding	$1,304	100.0%	$1,392	100.0%
____________________

(1)	BIG relates to U.S. RMBS exposures as of December 31, 2019 and December 31, 2018.

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gains (Losses)

	Year Ended December 31,
	2019	2018
	(in millions)
Realized gains on credit derivatives	$1	$1
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(4)	(1)
Realized gains (losses) and other settlements	(3)	—
Net unrealized gains (losses)	—	12
Net change in fair value of credit derivatives	$(3)	$12

During 2019, non-credit impairment fair value gains were de minimis, primarily because the benefit of price improvements on certain underlying collateral was offset by unrealized fair value losses resulting from wider implied net spreads. Such wider implied net spreads were driven by the decreased market cost to buy protection in AGC’s name during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on AGC, which management refers to as the CDS spread on AGC, decreased, the implied spreads that the Company would expect to receive on these transactions increased. Realized losses and other settlements for 2019 were primarily due to payments related to various U.S. structured finance transactions.

During 2018, non-credit impairment fair value gains were generated primarily as a result of CDS terminations by affiliated ceding companies, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. In addition, unrealized fair value gains were generated as a result of the increase in credit given to the primary insurer on one of the Company's second-to-pay CDS policies during the period. The non-credit impairment fair value gains were partially offset by non-credit impairment fair value losses resulting from wider implied net spreads driven by the decreased cost to buy protection in the affiliated ceding company's name, as the market cost of the affiliated ceding company's credit protection decreased during the period.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the ceding company’s own credit cost based on the price to purchase credit protection on AGC. The ceding company determines its own credit risk based on quoted CDS prices traded on AGC at each balance sheet date. Substantially all of the Company's CDS, on a fair value basis, are assumed from AGC.

CDS Spread on AGC (in bps)

	As of December 31, 2019	As of December 31, 2018	As of December 31, 2017
Five-year CDS spread	41	110	163
One-year CDS spread	9	22	70

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AGC
Credit Spread

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Fair value of credit derivatives before effect of affiliated ceding company credit spread	$(41)	$(61)
Plus: Effect of affiliated ceding company's' credit spread	13	33
Net fair value of credit derivatives	$(28)	$(28)

The fair value of CDS contracts at December 31, 2019, before considering the benefit applicable to AGC’s credit spread, is a direct result of the relatively wide credit spreads of certain underlying credits generally due to the long tenor of these credits.

10.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of December 31, 2019	As of December 31, 2018
	(in millions)
Deferred tax assets (liabilities)	$(5)	$(2)
Current tax assets (liabilities)	—	—
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2019	2018
	(in millions)
Deferred tax assets:
Unearned premium reserves, net	$1	$1
Total deferred income tax assets	1	1
Deferred tax liabilities:
Unrealized appreciation on investments	4	1
Deferred acquisition costs	1	1
Market discount	1	1
Total deferred income tax liabilities	6	3
Net deferred income tax asset (liability)	$(5)	$(2)

Provision for Income Taxes

The following table presents current and deferred components of the total provision for income taxes.

Provision for Income Taxes

	Year Ended December 31,
	2019	2018
	(in millions)
Current	$2	$2
Deferred	—	—
Total provision (benefit) for income taxes	$2	$2

The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2019 and 2018.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2019	2018
	(in millions)
Expected tax provision (benefit)	$3	$3
Tax-exempt interest	(1)	(1)
Total provision (benefit) for income taxes	$2	$2
Effective tax rate	4.8%	1.4%

The expected tax provision (benefit) is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction (1)

	Year Ended December 31,
	2019	2018
	(in millions)
U.S.	$14	$12
Bermuda	33	121
Total	$47	$133

Revenue by Tax Jurisdiction (1)

	Year Ended December 31,
	2019	2018
	(in millions)
U.S.	$21	$18
Bermuda	146	176
Total	$167	$194
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

AGOUS is not currently under audit and has open tax years of 2016 forward.

11.     Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(in millions)
AG Re	$1,098	$1,249	$45	$131
AGRO	410	383	12	10

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re's and AGRO's statutory statements, that are admissable assets under GAAP.

Dividend Restrictions and Capital Requirements

For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $274 million, without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2020 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $274 million as of December 31, 2019. Such dividend capacity is further limited by (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $264 million as of December 31, 2019, and (ii) the amount of statutory surplus, which as of December 31, 2019 was $240 million.

For AGRO, annual dividends cannot exceed $103 million, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2020 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $21 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $103 million as of December 31, 2019. Such dividend capacity is further limited by (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $383 million as of December 31, 2019, and (ii) the amount of statutory surplus, which as of December 31, 2019 was $273 million.

Dividends Paid

	Year Ended December 31,
	2019	2018
	(in millions)
Dividends paid by AG Re to AGL	$275	$125

Under the Insurance Act, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

12.	Related Party Transactions

Expense Sharing Agreements

The Company and its parent, AGL, are parties to Service Agreement, effective as January 1, 2017 (the Bermuda Service Agreement).  The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group.  Under the Group Service Agreement, AG Services' employees make available to the Company and AGL, as applicable and as needed and requested by such companies, including, but not limited to, insurance, investor relations, actuarial, data collection and analysis, claims related services, legal, information technology, human resources, accounting, tax, financial reporting, regulatory and investment planning services. Expenses under the Bermuda Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Bermuda Service Agreement and other agreements between such parties.

AG Re allocates a portion of the rent to its parent company, AGL.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Net Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2019	2018
	(in millions)
Affiliated companies:
AG Services	$10	$10
AGL	2	2
Total	$12	$12

The following table summarizes the amounts due to affiliated companies under the expense sharing agreements.

Net Amounts Due To Affiliated Companies

	As of December 31,
	2019	2018
	(in millions)
Affiliated companies
AG Services	$7	$7
AGL	1	1
Total	$8	$8

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90 million from AGRO, a wholly-owned subsidiary of the Company, in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., a company that is now AGRO's affiliate, Municipal Assurance Corp. Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. During each of 2019 and 2018, AGUS repaid $10 million in outstanding principal on that loan as well as accrued and unpaid interest. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2019, $40 million remained outstanding. The Company recognized $3 million of interest income during each of the years ended December 31, 2019 and 2018.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2019		2018
	AGC	AGM and AGE UK (3)	AGC	AGM and AGE UK (3)
	(in millions)
Assets:
Premium receivable, net of commissions payable	$89	$105	$61	$76
DAC	53	170	48	189
Salvage and subrogation recoverable	38	48	23	22
Assumed funds held from affiliates (1)	15	23	15	25
Liabilities:
Unearned premium reserve	185	538	165	600
Loss and LAE reserve	124	102	171	92
Reinsurance balances payable, net (2)	1	—	—	1
Net credit derivative liabilities (2)	28	1	26	2
Profit commissions payable (2)	—	2	—	—
Other information:
Exposure
Assumed par outstanding	9,994	48,988	13,369	51,066
_____________________

(1)	Included in other assets on the consolidated balance sheets.

(2)	Included in other liabilities on the consolidated balance sheets.

(3)	Assured Guaranty (Europe) plc (AGE UK).

The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2019		2018
	AGC	AGM and AGE UK	AGC	AGM and AGE UK
	(in millions)
Revenues:
Net earned premiums	$31	$61	$41	$68
Net change in fair value of credit derivatives	(2)	1	(11)	—
Other income (loss) (1)	—	(4)	(1)	(1)
Expenses:
Loss and LAE	23	47	(4)	16
Amortization of DAC	9	19	12	22
Profit commissions (2)	—	2	—	—
_____________________

(1)	In 2019, AGM, the Company's affiliate, reassumed previously ceded business to the Company resulting in a $9 million commutation loss.

(2)	Included in other operating expenses in the consolidated statements of operations.

Guaranty

AG Re provides an irrevocable guaranty to AGRO. Pursuant to the terms of the guaranty, upon demand by AGRO, to the extent AGRO is unable to satisfy any payment obligation, AG Re will make funds available to AGRO for the full payment of such payment obligation when it is due. AGRO has not made any demand to AG Re under this guaranty.

13.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement for office space accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL.

Accounting Policy

Effective January 1, 2019, the Company adopted Topic 842, which required the establishment of a right-of-use (ROU) asset and a lease liability on the balance sheet for operating leases. An ROU asset represents the Company's right to use an underlying asset for the lease term, and a lease liability represents the Company's obligation to make lease payments arising from the lease. The Company made an accounting policy election not to apply the recognition requirements of Topic 842 to short-term leases with an initial term of 12 months or less. At the inception of a lease the total payments under a lease agreement are discounted utilizing an incremental borrowing rate that represents the Company’s collateralized borrowing rate. The rate was determined based on the remaining lease term as of the date of adoption. The Company does not include its renewal options in calculating the lease liability.

The Company elected the package of practical expedients, which permits organizations not to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification of expired or existing leases and (iii) initial direct costs for existing leases. The Company also elected the practical expedient to account for all lease components and their associated non-lease components (i.e., common area maintenance, real estate taxes, building insurance, etc.) as a single lease component and include all fixed payments in the measurement of ROU assets and lease liabilities.

Upon adoption, the Company recognized a lease liability of approximately $1 million (recorded in other liabilities) and an ROU asset of approximately $1 million (recorded in other assets), resulting in no cumulative-effect adjustment to retained earnings.

Operating lease expense is recognized on a straight-line basis over the lease term. Actual costs incurred related to non-lease components for the Company’s office lease are recorded as a variable lease expense in the period incurred.

As of December 31, 2019, the ROU asset was $0.5 million and the lease liability was $0.5 million.

Components of Lease Expense

As of December 31, 2019
(in millions)
Lease cost (1)	$0.3
Cash paid for amounts included in the measurement of lease liabilities	0.4
 ____________________
(1)    Consists of operating and variable costs.

As of December 31, 2019, the operating lease has a term of 1.3 years and is discounted at a rate of 2.78%.

The Company's proportionate share of rent expense recognized in 2018 was $0.7 million.

Future Minimum Rental Payments

As of December 31, 2019
Year	(in millions)
2020	$0.4
2021	0.1
Total lease payments (1)	0.5
Less: imputed interest	—
Total operating lease liability	$0.5
____________________

(1)	At December 31, 2018, future lease payments were $0.6 million, $0.4 million, and $0.1 million for 2019 through 2021, respectively.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the affiliated ceding companies are involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend their rights with respect to the obligations they insure of Puerto Rico and various of their related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company's affiliated ceding companies also receive subpoenas duces tecum and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, asserted a claim for breach of the implied covenant of good faith and fair dealing based on AGFP's termination of nine credit derivative transactions between LBIE and AGFP and asserted claims for breach of contract and breach of the implied covenant of good faith and fair dealing based on AGFP's termination of 28 other credit derivative transactions between LBIE and AGFP and AGFP's calculation of the termination payment in connection with those 28 other credit derivative transactions. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $4 million for the claims which were dismissed and approximately $25 million in connection with the termination of the other credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. AGFP filed a motion to dismiss the claims for breach of the implied covenant of good faith in LBIE's complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss in respect of the count relating to the nine credit derivative transactions and narrowed LBIE's claim with respect to the 28 other credit derivative transactions. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest. AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims, and on July 2, 2018, the court granted in part and denied in part AGFP’s motion. The court dismissed, in its entirety, LBIE’s remaining claim for breach of the implied covenant of good faith and fair dealing and also dismissed LBIE’s claim for breach of contract solely to the extent that it is based upon AGFP’s conduct in connection with the auction. With respect to LBIE’s claim for breach of contract, the court held that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. On October 1, 2018, AGFP filed an appeal with the Appellate Division of the Supreme Court of the State of New York, First Judicial Department, seeking reversal of the portions of the lower court's ruling denying AGFP’s motion for summary judgment with respect to LBIE’s sole remaining claim for breach of contract. On January 17, 2019, the Appellate Division affirmed the Supreme Court's decision, holding that the lower court correctly determined that there are triable issues of fact regarding whether AGFP calculated its loss reasonably and in good faith. At the suggestion of the court, LBIE and AGFP engaged in mediation of the matter in April 2019, but the mediation was unsuccessful. The trial, originally scheduled for March 9, 2020, has been postponed due to COVID-19. The court requested the parties discuss status again on April 20, 2020.

14.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total AOCI
	(in millions)
Balance, December 31, 2018	$1	$—	$1
Other comprehensive income (loss) before reclassifications	85	2	87
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	8	—	8
Tax (provision) benefit	—	—	—
Total amount reclassified from AOCI, net of tax	8	—	8
Net current period other comprehensive income (loss)	77	2	79
Balance, December 31, 2019	$78	$2	$80

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total AOCI
	(in millions)
Balance, December 31, 2017	$51	$1	$52
Other comprehensive income (loss) before reclassifications	(53)	(2)	(55)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(3)	(1)	(4)
Tax (provision) benefit	—	—	—
Total amount reclassified from AOCI, net of tax	(3)	(1)	(4)
Net current period other comprehensive income (loss)	(50)	(1)	(51)
Balance, December 31, 2018	$1	$—	$1

15.	Subsequent Events

Subsequent events have been considered and disclosed if material through April 15, 2020, the date on which these financial statements were issued.

A novel coronavirus emerged in Wuhan, China in late 2019 and began to spread beyond China in early 2020. The virus is highly infectious and causes a coronavirus disease, COVID-19, that can be fatal. COVID-19 has been declared a pandemic by the World Health Organization, and its emergence and reactions to it, including various shelter-in-place and similar orders, are having a profound effect on the global economy and financial markets. The Company is evaluating the potential impact of COVID-19 and related developments, including developments in the global economy and financial markets and evolving governmental and private responses to the crisis, on its business and operations.

The Company began operating remotely on March 20, 2020, in accordance with its business continuity plan, and is providing the services and communications it normally would.